EXHIBIT 2.1

MUTUAL TERMINATION AGREEMENT

This MUTUAL TERMINATION AGREEMENT is entered into as of November 17, 2010 (this “Agreement”), by and between Baltimore County Savings Bank, F.S.B., a federal savings bank with its principal office in Baltimore, Maryland (“Seller”), and American Bank, a federal savings bank with its principal office in Greenbelt, Maryland (“Purchaser”).

RECITALS

WHEREAS, Seller and Purchaser are parties to that certain Purchase and Assumption Agreement dated as of January 12, 2010 (the “Purchase and Assumption Agreement”) (capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Purchase and Assumption Agreement); and

WHEREAS, the respective boards of directors of Seller and Purchaser have determined it is in the best interests of each of Seller and Purchaser, respectively, and their respective stockholders to terminate the Purchase and Assumption Agreement as provided herein effective immediately.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1.           Termination of Purchase and Assumption Agreement.  Seller and Purchaser hereby terminate the Purchase and Assumption Agreement pursuant to Section 17.3(a) thereof, effective immediately.

2.           Effect of Termination; Mutual Discharge and Release.  Each party hereto, on behalf of itself and, to the extent permitted by law, its affiliates, subsidiaries, directors, officers, stockholders, employees, agents, financial and legal advisors and other representatives, and the successors and assigns of each of them (each, a “Releasing Party”), hereby fully, finally and forever releases each other party hereto and each of their respective affiliates, subsidiaries, directors, officers, stockholders, employees, agents, financial and legal advisors and other representatives, and the successors and assigns of each of them, from any and all liabilities and obligations, claims, causes of action and suits, at law or in equity, whether arising under any United States federal, state or local or any foreign law or otherwise, that any Releasing Party has or has had arising out of, relating to, or in connection with the Purchase and Assumption Agreement and the transactions contemplated thereby, including, without limitation, any liability or obligation arising out of any breach of any representation, warranty, covenant or agreement contained in the Purchase and Assumption Agreement.

3.           Survival of Confidentiality Agreement.

(a)           Notwithstanding anything contained in this Agreement to the contrary, the provisions of the Confidentiality Agreement dated as of March 10, 2009 between Purchaser and Seller (the “Confidentiality Agreement”) and the provisions of Section 17.6(a) of the Purchase and Assumption Agreement shall survive and remain in full force and effect in accordance with their terms.

(b)           Each of Purchaser and Seller shall promptly deliver to the other all agreements, documents, contracts, instruments, books, records, materials and other information (in any format) (“Proprietary Information”) of the other party, and, at the other party’s sole election, return or destroy (provided that any such destruction shall be certified by a duly authorized representative of the party) all copies, reproductions, summaries, analyses or extracts thereof or based thereon (whether in hard-copy form or on intangible media, such as electronic mail or computer files) in the party’s possession or in the possession of any of its representatives.  Notwithstanding the return or destruction of any Proprietary Information, or documents or material containing or reflecting any Proprietary Information, the parties will continue to be bound by their obligations under the Confidentiality Agreement for the term of the Confidentiality Agreement and by their obligations under Section 17.6(a) of the Purchase and Assumption Agreement.

4.           Representations and Warranties.  Each of Seller and Purchaser hereby represents and warrants to the other party that: (a) it has full power and authority to enter into this Agreement and to perform its obligations hereunder in accordance with the provisions of this Agreement, (b) this Agreement has been duly authorized, executed and delivered by such party, and (c) this Agreement constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

5.           Public Announcement.  Purchaser and Seller will issue a mutually agreed upon joint press release (the “Release”) upon the signing of this Agreement with respect to this Agreement and the termination of the Purchase and Assumption Agreement.  Except as required by law or, in the case of Seller, the listing requirements of the Nasdaq Stock Market, no other press release shall be issued regarding the termination of the Purchase and Assumption Agreement by either Seller or Purchaser without the prior written consent of the other.  Notwithstanding the foregoing, Seller will be permitted to make reference to the matters addressed in this Agreement in other press releases or required filings with the Securities and Exchange Commission, provided that such references are consistent in substance with the Release or are required by applicable law or listing requirements.

6.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without giving effect to the conflict of law provisions thereof (except to the extent that mandatory provisions of federal law are applicable).  This Agreement shall be binding upon any successor to Seller or Purchaser.

7.           Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.  It is accordingly agreed that in any proceeding seeking specific performance each of the parties will waive the defense of adequacy of a remedy at law.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

AMERICAN BANK

By: /s/ James E. Plack
Name: James E. Plack
Title: President and Chief Executive Officer

BALTIMORE COUNTY SAVINGS BANK, F.S.B.

By: /s/ Joseph Bouffard
Name: Joseph Bouffard
Title: President and Chief Executive Officer